EXHIBIT 10.10

TIM HORTONS INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNIT PLAN

September 28, 2009

WHEREAS on September 25, 2009, Tim Hortons Inc., a Delaware corporation (“THI USA”) assigned all of its rights under the Tim Hortons Inc. U.S. Non-Employee Directors’ Deferred Compensation Plan As Amended and Restated effective as of September 25, 2009 (the “U.S. Directors’ Deferred Compensation Plan”) to Tim Hortons USA Inc., a Delaware corporation (“THUSA”), and THUSA assumed all of THI USA’s obligations under the U.S. Directors’ Deferred Compensation Plan, including all obligations with respect to payments to settle Deferred Stock Units (“DSUs”) awarded under this Tim Hortons Inc. Non-Employee Director Deferred Stock Unit Plan (the “Plan”) in respect of services rendered in 2009 and prior calendar years and for which a valid election was previously made under the U.S. Directors’ Deferred Compensation Plan;

AND WHEREAS on September 28, 2009, as a result of a corporate reorganization, Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”) assumed all of the obligations of THI USA under the Plan, other than those obligations assigned to and assumed by THUSA on September 25, 2009;

AND WHEREAS this Plan is hereby amended and restated effective as of September 28, 2009 to reflect, among other modifications, the assumption of the obligations assumed under this Plan by the Company.

Section 1. Purpose. The purpose of the Plan is to strengthen the Company and its subsidiaries (the “Subsidiaries”) by providing a long-term incentive to non-employee directors (“Eligible Directors”) of the Company and thereby encouraging them to devote their abilities and industry to the success of the Company and that of its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to Eligible Directors an added long-term incentive through the grant of DSUs and by enabling Eligible Directors to achieve the required Share Ownership Guidelines (the “Guidelines”) as established by the Company’s Board of Directors (“Board”) through the holding of DSUs.

Section 2. Administration of the Plan.

2.1. Committee. The Plan shall be administered by the Human Resource and Compensation Committee (the “Committee”) of the Board, unless the Board otherwise directs from time to time. The Committee shall construe and interpret the Plan, establish such operating guidelines and rules as it deems necessary for the proper administration of the Plan and make such determinations and take such other action in connection with the Plan as it deems necessary and advisable. It shall determine the Eligible Directors to whom and the time or times at which awards shall be granted, the number of DSUs to be subject to each award, the terms and conditions of each award (and amendments thereto), and the duration of leaves of absence which may be granted to Eligible Directors without constituting a “separation from service” for purposes of the Plan (the Committee shall determine whether a leave of absence is appropriate on a case-by-case basis and in its sole discretion). Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be final, binding and conclusive on all interested parties, including without limitation the Company and all Eligible Directors.

2.2. Committee Action. Actions by a majority of the Committee at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. Subject to applicable law, prior Board action, and the Committee’s Charter, the Committee may delegate its authority under the Plan to any other person or persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award granted under it.

2.3. Accounts. The DSUs and Dividend Equivalent Rights (as defined below) granted under the Plan will be noted in a bookkeeping account (“Account”) established for each Eligible Director.

Section 3. Maximum Number of DSUs Subject to Plan. There will be no limit on the number of DSUs subject to the Plan.

Section 4. Eligible Director DSU Grants.

4.1. DSUs, Dividend Equivalent Rights. A DSU is a bookkeeping entry, equivalent in value to one common share of the Company and any other securities into which such share is converted or for which such share is exchanged (“Share”). A “Dividend Equivalent Right” is a bookkeeping entry, equivalent in value to the cash dividends or other distributions that are or would be payable with respect to the number of DSUs held by an Eligible Director if the DSUs were Shares. Each DSU shall be accompanied by one (1) related Dividend Equivalent Right. The Dividend Equivalent Rights will be converted into additional DSUs based on the Fair Market Value (as defined below) of a Share on the date such dividend is paid (with the number of DSUs being granted rounded to the fourth decimal place). “Fair Market Value” or “FMV” on any relevant date shall mean the closing price for Shares traded on the Toronto Stock Exchange, or if the Committee elects on or prior to such date, the New York Stock Exchange, for the immediately preceding date on which the Toronto Stock Exchange or New York Stock Exchange, as applicable, is open for trading.

4.2. Formula DSUs.

(i) Each Eligible Director shall be granted, on a quarterly basis, an aggregate number of DSUs equal at that time to twenty-five percent (25%) of the value of the annual equity retainer payable to Eligible Directors for acting on the Board as set forth in the then-applicable policy outline of director compensation, subject to proration consistent with administrative determinations under the Plan (“Equity Retainer” or “ER”), divided by the FMV of a Share on the date of grant (i.e., ((.25)(ER)/FMV = DSUs), rounded to the fourth decimal place. These quarterly grants shall continue until the Eligible Director holds a total number of Shares and/or DSUs required by the Guidelines. The DSUs that are required to be granted under this Section 4.2 shall be referred to as “Formula DSUs.”

(ii) After the ownership requirements of the Guidelines have been met for a particular Eligible Director, the Eligible Director shall continue to receive Formula DSUs as described in this Section 4.2 for each quarter of continuing service unless the Eligible Director makes an election (described in Section 4.2(iii) below) to have all or any part of such amount paid to him or her in cash. The Formula DSUs that are granted under the immediately preceding sentence shall be referred to herein as “Voluntary Formula DSUs,” and shall not be subject to the forfeiture provisions set forth in Section 4.6.

(iii) Any election made pursuant to Section 4.2(ii) shall be made no later than December 31 of the calendar year immediately preceding the calendar year during which the Eligible Director will perform the services for which the grant would be made. After the beginning of a calendar year, an Eligible Director will not be permitted to change, terminate or revoke the Eligible Director’s election for such calendar year. Notwithstanding the foregoing and in the discretion of the Committee, any election made pursuant to Section 4.2(ii) may be submitted within thirty (30) days after the date on which the Eligible Director is first eligible to participate in this Plan, with respect to any grant to be made for services performed after such election is made. For purposes of the preceding sentence, an Eligible Director is first eligible to participate in this Plan only if the Eligible Director is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

4.3. Elective DSUs.

(i) In addition, each Eligible Director may, to the extent permitted by the then-applicable director compensation policy outline, elect to receive all or a portion of his or her cash retainer payable to an Eligible Director for acting on the Board, as well as any other cash compensation payable to the Eligible Director for acting as the Chair of a Committee of the Board, acting as a member of a Committee of the Board or attending meetings of the Board or any Committee thereof, in the form of DSUs by filing an election with the Company no later than December 31 of the calendar year immediately preceding the calendar year during which the Eligible Director will perform the services for which the payments are to be made. After the beginning of a calendar year, an Eligible Director will not be permitted to change, terminate or revoke the Eligible Director’s election for such calendar year. Notwithstanding the foregoing and in the discretion of the Committee, any election made pursuant to this Section 4.3(i) may be submitted within thirty (30) days after the date on which the Eligible Director is first eligible to participate in this Plan, with respect to the cash retainer to be paid for services performed after such election is made. For purposes of the preceding sentence, an Eligible Director is first eligible to participate in this Plan only if the Eligible Director is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2). Any DSUs granted under this Section 4.3 shall be referred to as “Elective DSUs.”

(ii) The number of Elective DSUs to be granted shall be equal to the cash compensation being deferred divided by the FMV of a Share on the date of grant, rounded to the fourth decimal place. Elective DSUs shall not be subject to the forfeiture provisions set forth in Section 4.6.

4.4. Special Awards. Subject to the approval of the entire Board, the Committee may also grant DSUs on a discretionary basis from time to time (“Discretionary DSUs”) with such terms and conditions set forth in an applicable award agreement referred to in Section 4.8 and that are not inconsistent with the Plan.

4.5. Payment. Subject to Section 4.6, all DSUs shall be paid in cash based on the Fair Market Value of a Share on the date of the Eligible Director’s separation from service.

Notwithstanding the foregoing, the Company shall be entitled to withhold and/or deduct any and all amounts required to be withheld from any payment hereunder on account of taxes or other governmental charges.

4.6. Distributions. All DSUs granted to an Eligible Director shall be paid out in a lump sum as soon as administratively possible following his or her separation from service but no later than 90 days following the date of the Eligible Director’s separation from service, unless the Eligible Director has filed a deferral election with the Company in respect of some or all of the DSUs to be distributed in accordance with:

(i) the provisions of Appendix A, in the case of Eligible Directors who are subject to U.S. taxation in respect of his or her DSUs; or

(ii) Section 4.7, in the case of Eligible Directors who are not subject to U.S. taxation in respect of his or her DSUs.

Notwithstanding the foregoing, and for greater certainty, all Formula DSUs (not including Voluntary Formula DSUs or Elective DSUs) and, unless otherwise provided in the agreement evidencing the grant, Discretionary DSUs, shall be forfeited, and no payment shall be made in respect thereof, if a director is removed from service due to the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries. Where appropriate, the application of this Section 4.6 is subject to the provisions of Sections 12 and 13 hereof, and for such purpose may be limited in any particular award agreement granting DSUs.

4.7. Non-U.S. Deferral Elections.

(i) An Eligible Director who is not subject to U.S. taxation may file a deferral election (a “Non-U.S. Deferral Election”) with the Company to defer the payment of the DSUs under Section 4.6, on such form as may be prescribed by the Company, in respect of all of the DSUs to be granted to the Eligible Director for services performed in all future calendar years. A Non-U.S Deferral Election must be submitted no later December 31 of the calendar year immediately preceding the first calendar year in which the applicable DSUs will be granted. Notwithstanding the foregoing, a Deferral Election may be submitted within thirty (30) days after the date on which the Eligible Director is first eligible to participate in this Plan, with respect to DSUs to be granted for services performed after such Deferral Election is made.

(ii) Each Non-U.S. Deferral Election shall specify that the DSUs subject to such election shall be paid out in a single lump sum on December 15th of the year following the Eligible Director’s separation from service (or as soon as administratively possible following December 15th and no later than December 31st of such year).

(iii) The Company may allow an Eligible Director to cancel his or her Non-U.S. Deferral Election before January 1 of a particular calendar year in respect of DSUs to be granted to the Eligible Director for all subsequent calendar years. An Eligible Director is not entitled to cancel, amend or revoke a Non-U.S. Deferral Election in respect of DSUs that have been, or will be granted, to such Eligible Director in respect of a current or prior calendar year.

4.8. Agreements. All DSUs shall be evidenced by an agreement, which shall include the following terms and conditions:

(i) Eligible Director and Number of Units. Each agreement shall state the name of the Eligible Director to whom the DSUs have been granted and shall state the number of DSUs granted.

(ii) Non-Transferability. No DSUs awarded to the Eligible Director may be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(iii) Vesting. Unless otherwise set forth in an applicable award agreement, all DSUs and accompanying Dividend Equivalent Rights shall vest upon separation from service.

4.9. Separation from Service. Subject to Section 14, for the purposes of this Plan, “separation from service” means a separation from service as defined under Code Section 409A and Treasury Regulation Section 1.409A-1(h).

Section 5. Effect of Change in Shares Subject to the Plan. In the event of a Change in Capitalization (as defined in the Tim Hortons Inc. 2006 Stock Incentive Plan (the “2006 Stock Plan”)), the Committee shall conclusively determine the appropriate adjustments, if any, to outstanding DSUs. These adjustments shall be made in the same manner as adjustments are made to awards that are outstanding under the 2006 Stock Plan. Adjusted DSUs shall remain subject to the same conditions which were applicable to the DSUs prior to the adjustments, provided that, notwithstanding the foregoing, any adjustment to a DSU shall be on the basis that the amounts payable under such DSU shall continue to depend on the FMV of the Shares of the Company, or a corporation related thereto, at a time within the period beginning one year before the Eligible Director’s separation from service and ending at the time of receipt of payment.

Section 6. Multiple agreements. The terms of each award of DSUs may differ from other awards granted under the Plan at the same time, or at some other time.

Section 7. Amendment or Termination; Duration. Subject to applicable regulatory requirements, the Board may amend or terminate the Plan at any time, provided that the Board shall not make any change to outstanding DSUs that will impair the rights of the Eligible Director without the consent of the Eligible Director. The Plan shall continue until terminated by the Board. Notwithstanding anything to the contrary in this Plan, the Company, in its sole discretion, may terminate and liquidate the Plan in accordance with Treasury Regulation Section 1.409A(j)(4)(ix).

Section 8. Other Actions. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

Section 9. Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

Section 10. Plan Unfunded. The Plan shall be unfunded.

Section 11. Laws Governing Plan. The Plan shall be construed under and governed by the laws of the province of Ontario and the federal laws of Canada applicable therein.

Section 12. Section 409A. To the extent applicable to certain Eligible Directors, it is intended that this Plan and the DSUs granted hereunder comply with Code Section 409A and the regulations promulgated thereunder, and this Plan will be interpreted, administered and operated accordingly with respect to such Eligible Directors. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to an Eligible Director.

Section 13. Regulation 6801(d). It is intended that this Plan comply with Regulation 6801(d) under the Income Tax Act (Canada) (the “ITA”), and this Plan and the DSUs granted by such a grant will be interpreted, administered and operated in good faith accordingly. In the event that any provision of or action pursuant to this Plan is inconsistent with Regulation 6801(d), then, subject to the following sentence, the applicable provisions of Regulation 6801(d) shall supersede such provision or action for the purposes of such a grant. For Grantees subject to both Section 409A of the Code and the ITA, the terms of the Plan and DSUs granted hereunder shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the ITA, to the extent practicable. If compliance with both Section 409A of the Code and the ITA is not practicable in connection with the Plan or the DSUs granted hereunder, the terms of the DSUs and this Plan remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion. For greater certainty, and without limiting the generality of the foregoing, no amount will be paid to, or in respect of, an Eligible Director under the Plan or pursuant to any other arrangement, and no DSUs will be granted to such Eligible Director to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director for such purpose. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to an Eligible Director. The provisions of any agreement granting DSUs may contain such additional provisions as are necessary or appropriate to give effect to the foregoing.

Section 14. Directors in Multiple Jurisdictions. Eligible Directors are or may be subject to taxation under the Code, the laws of Canada and/or the laws of other jurisdictions. Without amending the Plan, the Committee may grant, settle or administer DSUs on terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan given the limitations of applicable law, and the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of the various countries in which the Eligible Directors are or may be subject to taxation.

Section 15. Captions. The captions to the several sections hereof are not a part of the Plan, but are merely guides or labels to assist in locating and reading the several sections hereof.

Section 16. Effective Date. The effective date of the Plan is December 5, 2006, as amended effective March 6, 2007, May 3, 2007 and January 1, 2008, and as amended and restated on September 28, 2009.

APPENDIX A

U.S. Deferral Election Procedures

An Eligible Director who is subject to U.S. taxation with respect to his or her DSUs may submit a deferral election (“Deferral Election”) in accordance with the terms and conditions of this Appendix A, which forms a part of the Plan (as if fully set forth therein). All capitalized terms that are used in this Appendix A but are not defined in this Appendix A shall have the meanings ascribed to such terms in the Plan. For greater clarity, DSUs subject to a Deferral Election under this Appendix A are subject to the terms and conditions of the Plan.

A1.1. Deferral Elections. An Eligible Director may file a Deferral Election with the Company to defer the payment of the DSUs under Section 4.6 of the Plan, on such form as may be prescribed by the Company, in respect of all of the DSUs to be granted to the Eligible Director for services performed in all future calendar years. Such Deferral Election must be submitted no later December 31 of the calendar year immediately preceding the first calendar year in which the applicable DSUs will be granted. Notwithstanding the foregoing, a Deferral Election may be submitted within thirty (30) days after the date on which the Eligible Director is first eligible to participate in this Plan, with respect to DSUs to be granted for services performed after such Deferral Election is made. For purposes of this Section A1.1, an Eligible Director is first eligible to participate in this Plan only if the Eligible Director is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

A.1.2. Cancelling Deferral Elections. The Company may allow an Eligible Director to cancel his or her Deferral Election before January 1 of a particular calendar year in respect of DSUs to be granted to the Eligible Director for all subsequent calendar years. An Eligible Director is not entitled to cancel, amend or revoke a Deferral Election in respect of DSUs that have been, or will be granted, to such Eligible Director in respect of a current or prior calendar year.

A2.1. Distributions. In the Deferral Election, each Eligible Director may make an election to receive the DSUs that otherwise would be taxable to the Eligible Director but for the election pursuant to Section A1.1 in a lump sum on December 15th of the calendar year following the calendar year in which the Eligible Director’s separation from service (as defined in the Plan) occurs.

A3.1. Claims Administration. If a participant, beneficiary or his or her representative (the “claimant”) is denied all or a portion of an expected Plan benefit for any reason and the claimant desires to dispute the decision of the Company, he or she must file a written notification of his or her claim with the Company.

A3.2. Claims Procedure. Upon receipt of any written claim for benefits, the Company shall be notified and shall give due consideration to the claim presented. If any claimant claims to be entitled to benefits under the Plan and the Company determines that the claim should be denied in whole or in part, the Company shall, in writing, notify such claimant within ninety (90) days of receipt of the claim, that the claim has been denied. The Company may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Company determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If the claim is denied to any extent by the Company, the Company shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure; and a statement of the claimant’s right to bring a civil action under Section 502(a) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination upon review.

Under no circumstances shall any failure by the Company to comply with the provisions of this Section A3.2 be considered to constitute an allowance of the claimant’s claim.

A3.3. Right of Appeal. A claimant who has a claim denied wholly or partially under Section A3.2 may appeal to the Company for reconsideration of that claim. A request for reconsideration under this Section A3.3 must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section A3.2.

A3.4. Review of Appeal. Upon receipt of an appeal, the Company shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Company feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Company shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Company’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Company may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) additional days, provided that the Company determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. Under no circumstances shall any failure by the Company to comply with the provisions of this Section A3.4 be considered to constitute an allowance of the claimant’s appeal.

To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted his or her remedies under this Section A3.

A3.5. Designation. To the extent permitted by this Section A3, the Company may designate any other person of its choosing to make any determination otherwise required under this Section A3. Any person so designated shall have the same authority and discretion granted to the Company hereunder.